Exhibit 5.1

Our ref JVZ/826616-000001/86498278v2

Decent Holding Inc.

Suite #4-210, Governor’s Square

23 Lime Tree Bay Avenue

PO Box 32311

Grand Cayman KY1-1209

Cayman Islands

24 April 2026

Dear Sirs

Decent Holding Inc.

We have acted as Cayman Islands legal advisers to Decent Holding Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed on 24 April 2026 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to future issuance and sale by the Company, on a delayed or continuous basis, from time to time in one or more offerings, up to US$200,000,000 of the following securities:

(i)	Class A ordinary shares of the Company of a par value of US$0.0025 each (the “Shares”);

(ii)	share purchase contracts, including contracts obligating holders to purchase from the Company, and obligating the Company to sell to the holders, a specified number of the Shares or other securities (as defined in the Registration Statement) (the “Share Purchase Contracts”) and the Share Purchase Contracts which issued as part of Units (as defined below) (the “Share Purchase Units”);

(iii)	certain debt securities of the Company, which may include debt securities exchangeable for or convertible into Shares (collectively the “Debt Securities”), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities (the “Indentures”);

(iv)	warrants to subscribe for Shares, Debt Securities, or any combination of these securities of the Company (the “Warrants”) to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the “Warrant Agreements”);

(v)	subscription rights to purchase Shares in the Company (the “Subscription Rights”) to be issued under standby underwriting agreements to be entered into among the Company and one or more underwriters or rights agreements to be entered into among the Company and a rights agent for such Subscription Rights thereunder (the “Subscription Rights Agreements”);

(vi)	units comprising of one or more of the Shares, Share Purchase Contracts or Share Purchase Units, Debt Securities, Warrants, or Subscription Rights in any combination (the “Units”) to be issued under unit agreements to be entered into between the Company and the unitholder for such Units thereunder (the “Unit Agreements”).

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 6 January 2022 issued by the Registrar of Companies in the Cayman Islands.

1.2	The third amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 23 February 2026 and made effective on 16 March 2026 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 22 April 2026 (the “Directors’ Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter and of the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and a duly authorised, executed and delivered Indenture, Warrant Agreement, Subscription Rights Agreement or Unit Agreement.

2.4	The Company will have sufficient Shares authorised for issue under the Memorandum and Articles at the time of issuance.

2.5	The Share Purchase Contracts, the Share Purchase Units, the Indentures and the Debt Securities, the Warrant Agreements and the Warrants, the Subscription Rights Agreements and the Subscription Rights, and the Unit Agreements and the Units are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.6	The choice of the laws of the State of New York as the governing law of the Share Purchase Contracts, the Share Purchase Units, the Indentures and the Debt Securities, Warrant Agreements and the Warrants, the Subscription Rights and the Subscription Rights Agreements and the Units and the Unit Agreements, will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Share Purchase Contracts, the Share Purchase Units, the Indentures and the Debt Securities, Warrants and the Warrant Agreements, the Subscription Rights Agreements and the Subscription Rights, and the Units and the Unit Agreements.

2.8	No monies paid to or for the account of the Company in respect of the Shares, the Share Purchase Contracts, the Share Purchase Units, the Debt Securities, the Warrants, the Subscription Rights or the Units represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively).

2.9	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 20,000,000 shares of a par value of US$0.0025 each, comprising of (i) 19,800,000 Class A Ordinary Shares of a par value of US$0.0025 each, and (ii) 200,000 Class B Ordinary Shares of a par value of US$0.0025 each.

3.3	With respect to the Shares, when (i) the board of the Company (the “Board”) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Shares, (being not less than the par value of the Shares, as the case may be) has been fully paid in cash or other consideration approved by the Board, the Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4	With respect to each issue of the Share Purchase Contracts and the Share Purchase Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Share Purchase Contracts or the Share Purchase Units, as the case may be, and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the Share Purchase Contracts and the Share Purchase Units, as the case may be, shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Share Purchase Contracts or the Share Purchase Units, as the case may be, issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Share Purchase Contracts relating to such issue of the Share Purchase Contracts or the Share Purchase Units, as the case may be, and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Share Purchase Contracts or the Share Purchase Units, as the case may be, issued pursuant to the Share Purchase Contracts will have been duly executed, issued and delivered.

3.5	With respect to each issue of the Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities and the Debt Securities shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.6	With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, and constitute legal and binding obligations of the Company.

3.7	With respect to each issue of the Subscription Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Subscription Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Subscription Rights Agreement relating to the Subscription Rights and the Subscription Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Subscription Rights issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Subscription Rights Agreement relating to such issue of Subscription Rights and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Subscription Rights issued pursuant to the Subscription Rights Agreement will have been duly executed, issued and delivered, and constitute legal and binding obligations of the Company.

3.8	With respect to each issue of the Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units and the Units shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Units issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Unit Agreement relating to such issue of Units and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Units issued pursuant to the Unit Agreement will have been duly executed, issued and delivered, and constitute legal and binding obligations of the Company.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Share Purchase Contracts, the Share Purchase Units, the Indentures, Warrant Agreements, the Subscription Rights Agreements, the Unit Agreements or the Debt Securities, the Warrants, Subscription Rights, and Units issued thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Share Purchase Contracts, the Share Purchase Units, the Indentures, Warrant Agreements, the Subscription Rights Agreements and the Unit Agreements whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company;

(l)	enforcement or performance of any provision in the Share Purchase Contracts, the Share Purchase Units, the Indentures, Warrant Agreements, the Subscription Rights Agreements and the Unit Agreements which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) (“BOT Act”); and

(m)	enforcement or performance of any provision in the Share Purchase Contracts, the Share Purchase Units, the Indentures, Warrant Agreements, the Subscription Rights Agreements and the Unit Agreements which relates, directly or indirectly, to an interest in a Cayman Islands “legal person” (as defined in the BOT Act) (a “Legal Person”) constituting partnership interests, shares, voting rights or ultimate effective control over management in respect of such Legal Person may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the BOT Act.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Share Purchase Contracts, the Share Purchase Units, the Indentures or the Debt Securities, Warrant Agreements or the Warrants, the Subscription Rights Agreements or the Subscription Rights, and the Unit Agreements or the Units.

4.4	We have not reviewed the final form of any of the Share Purchase Contracts, the Share Purchase Units, the Indentures, Warrant Agreements, the Subscription Rights Agreements, the Unit Agreements or the Debt Securities, Warrants, Subscription Rights, and Units to be issued thereunder, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Share Purchase Contracts, the Share Purchase Units, the Indentures or the Debt Securities, Warrant Agreements or the Warrants, the Subscription Rights Agreements or the Subscription Rights, and the Unit Agreements or the Units and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	Under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted in it. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforcement of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate